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                                   EXHIBIT 12

                 PHILIP MORRIS COMPANIES INC. AND SUBSIDIARIES
               Computation of Ratios of Earnings to Fixed Charges
                             (dollars in millions)
                              ___________________
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                                         Years Ended December 31,
                             ------------------------------------------------


                               1995      1994      1993      1992      1991
                             --------  --------  --------  --------  --------
Earnings before
   income taxes and
   cumulative effect
   of accounting change      $ 9,347    $8,216    $6,196   $ 8,608    $6,971

Add (Deduct):
Equity in net earnings of
   less than 50% owned
   affiliates                   (246)     (184)     (164)     (107)      (95)
Dividends from less than
   50% owned affiliates          202       165       151       125        72
Fixed charges                  1,495     1,537     1,716     1,736     1,899
Interest capitalized, net
   of amortization                 2        (1)      (13)       (3)      (11)
                             -------    ------    ------   -------    ------
Earnings available for
   fixed charges             $10,800    $9,733    $7,886   $10,359    $8,836
                             =======    ======    ======   =======    ======

Fixed charges:
Interest incurred:
   Consumer products         $ 1,281    $1,317    $1,502   $ 1,525    $1,711
   Financial services and
     real estate                  84        78        87        95        83
                             -------    ------    ------   -------    ------

                             $ 1,365    $1,395    $1,589    $1,620    $1,794
Portion of rent expense
   deemed to represent
   interest factor               130       142       127       116       105
                             -------    ------    ------   -------    ------

Fixed charges                $ 1,495    $1,537    $1,716   $ 1,736    $1,899
                             =======    ======    ======   =======    ======
Ratio of earnings to
   fixed charges                 7.2       6.3       4.6       6.0       4.7
                             =======    ======    ======   =======    ======

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